Exhibit 10.30

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement and Release”) is made and entered into by and between Patricia S. Andrews (“Employee”) and Incyte Corporation (“Employer” or “Company”) in connection with Employee’s separation of employment with Employer, effective as of August 29, 2012.

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WHEREFORE, Employee will separate from employment with Employer as of August 29, 2012; and

WHEREFORE, pursuant to the terms and conditions of Employee’s Offer Letter with Employer, dated September 10, 2008,  Employer is willing to provide to Employee a severance payment to assist Employee in transitioning to new employment, contingent upon Employee’s execution of this Agreement and Release.

NOW, THEREFORE, in consideration of the mutual promises and releases contained herein and other good and valuable consideration as set forth herein, it is hereby agreed as follows:

(1)           Severance.  In full and final settlement of any claims and demands for relief which may be asserted by Employee against Employer, its predecessors, successors and assigns, and the employees, directors, trustees, officers, agents, attorneys and representatives of same, Employer will:

(a)                                 pay Employee a separation amount of $573,648.19, an amount equal to one (1) year of Employee’s current base salary ($382,432.13) plus target bonus ($191,216.06), less all applicable withholdings (the “Separation Payment”). Employee acknowledges and agrees that the Company had no previous obligation to pay Employee this Separation Payment, absent her signing this Agreement and Release.  The Company will pay the Separation Payment to Employee as a lump sum payable on the next regular payroll date following the Effective Date, as defined in Paragraph twelve (12).

(b)                                 pay for twelve (12) months following the Effective Date (as defined in Paragraph 12), the full monthly premium for Employee’s continued participation in the Company’s group health coverage pursuant to COBRA, provided that Employee is eligible for and elects to receive COBRA coverage on a timely basis.  Thereafter, Employee’s continued participation in the Company’s

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group health coverage pursuant to COBRA shall be at her sole expense.

(c)                                  pay the cost of a 12-month outplacement package through Lee Hecht Harrison.  The amount due under this Paragraph will be paid directly to Lee Hecht Harrison and shall not exceed $14,000.  Employee is not permitted to seek outplacement services pursuant to this Paragraph until after the Effective Date (as defined in Paragraph 12).

(d)                                 pay the cost of Employee’s reasonable attorney fees up to and including September 12, 2012 (but specifically excluding the attorney fees for the draft complaint), upon presentation of a detailed invoice of such fees to the Company.

(e)                                  extend to a total of one hundred eighty (180) days the period during which Employee may exercise any of her stock options which were vested as of August 29, 2012.

(f)                                   employee will not be eligible for the payments and other benefits described in this Paragraph until:  (i) the Company has received an executed copy of this Agreement and Release, which Employee has not revoked pursuant to Paragraph 11 below; and (ii) Employee has returned all Company property and documents in accordance with Paragraph 15 below.

(2)           No Other Compensation.  Except as provided in Paragraph one (1), all other benefits, bonuses and compensation provided by Employer to Employee will cease on August 29, 2012, provided that Employee shall be paid all accrued but unpaid vacation due in the amount of $22,798.84.

(3)           Release.  Employee hereby expressly agrees and acknowledges that any and all claims and demands for damages, of whatever nature or kind, including attorneys’ fees and costs, which Employee ever had or now has against Employer, its predecessors, successors, employees, trustees, directors, officers, assigns, agents, attorneys and representatives or affiliates, which arose out of or relate in any way to Employee’s employment with or separation from employment with Employer and/or its predecessors, shall be forever waived, released or discharged.  Without limiting the generality of the foregoing waiver and release, such claims include, but are not limited to (i) any claims under the Employee Retirement Income Security Act, 29 U.S.C. Section 1001 et seq.; the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.; Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq.; the Civil Rights Act of 1991, 42 U.S.C. Sections 1981 and 1981a; the Americans with Disabilities Act, 42 U.S.C. Section 12100 et seq.; the Sarbanes-Oxley Act of 2002, as amended, 18 U.S.C. Section 1514A; the Delaware Discrimination in Employment Act, 19 Del. C. Section 710 et seq.; the Delaware Handicapped Persons Protections Act, 19 Del. C. Section

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720; Delaware Whistleblowers’ Protection Act, 19 Del. C. Section 1701 et seq., and any other federal, state or local laws prohibiting employment discrimination; (ii) claims relating to harassment, breach of contract or wrongful discharge, or breach of express or implied covenants; (iii) claims arising from any legal restrictions on Employer’s right to terminate its employees; and (iv) claims that Employee was fraudulently induced to enter into this Release.  Notwithstanding the foregoing, however, Employee and Employer agree that Employee does not release or waive any claims that may arise after the date that Employee signs this Agreement and Release or any other claims that cannot legally be waived by this Agreement and Release.  Employee represents that, to the best of her knowledge, no off-label promotion occurred during the period of her employment by Company and that the Company took appropriate steps to clarify for its employees any and all compliance-related concerns raised by the Employee.

(4)           Understanding of Agreement and Release.  Employee represents and agrees that she has not relied on any statements by Employer regarding her rights under the various federal and state laws prohibiting discrimination in the workplace.  Employee further acknowledges and agrees that Employer hereby recommends, advises, counsels, and encourages Employee to consult with an attorney of her own choosing and to discuss all aspects of this Agreement and Release with such attorney of her own choosing.  Employee further acknowledges that by delivery of this Agreement and Release, Employer has again advised Employee to consult with an attorney prior to executing this Agreement and Release.  Employee represents and agrees that she has carefully read this Agreement and Release, that she understands and has full knowledge of all of the provisions of this Agreement and Release, that she has consulted with an attorney of her own choosing, and that she is voluntarily and of her own free will and without any duress of any kind or nature entering into this Agreement and Release.

(5)           Confidentiality of Agreement and Release.  Employee represents and agrees that the terms of this Agreement and Release are confidential and further represents and agrees that she will not disclose said terms to any person other than her legal or financial advisors and members of her immediate family who will be advised by Employee of the confidential nature of this Agreement and Release.  Employee hereby agrees that a violation of the confidentiality provision by her, or by any other of the aforementioned persons, shall constitute a breach of the terms of this Agreement and Release.

(6)           Non-Disparagement.  Employee agrees that she will not make any negative comments or disparaging remarks, in writing, orally or electronically, about Company or any other related or affiliated entity, including their respective officers, directors, managers and employees, and their respective products and services.  However, nothing in this Agreement and Release is intended to or shall be interpreted:  (i) to restrict or otherwise interfere with Employee’s obligation to testify truthfully in any forum; or (ii) to restrict or otherwise interfere with Employee’s right and/or obligation to contact, cooperate with or provide information to any government agency or commission.  Company agrees that its officers, directors and executives will not make any negative comments or disparaging remarks, in writing, orally or electronically, about Employee’s relationship with Company or the performance of her duties with Employer.

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Nothing in this paragraph or this Agreement and Release shall be interpreted to restrict or inhibit in any manner Employer’s right and obligation (i) to testify truthfully in any forum; or (ii) to contact, cooperate with or provide information to any governmental agency.

(7)           Sufficiency of Consideration.  Employee acknowledges that the payments and other benefits under Paragraph 1 are sufficient consideration adequate to support the Release set forth in Paragraph 3 above, since the Employee is receiving benefits she otherwise would not have been entitled to receive had she not signed this Agreement and Release.

(8)           No Amendment.  Employee and Employer further expressly agree and understand that, other than the Confidential Information and Inventions Assignment Agreement referred to in paragraph 13 which remains in full force and effect,  this Agreement and Release constitutes the complete and entire agreement of the parties with respect to the subject matter hereof, and that any other promises, inducements, representations, warranties, or agreements with respect to the subject matter hereof have been superseded hereby and are not intended to survive this Agreement and Release.  No amendment or modification of this Agreement and Release shall be effective unless set forth in writing and signed by both the Employee and a duly authorized officer of Employer.

(9)           Severability.  Nothing in this Agreement and Release is intended to violate any law or shall be interpreted to violate any law.  If any paragraph or part or subpart of any paragraph in this Agreement and Release or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form.  Moreover, each paragraph or part or subpart of each paragraph in this Agreement and Release is independent of and severable (separate) from each other.  In the event that any paragraph or part or subpart of any paragraph in this Agreement and Release is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement and Release, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement and Release shall remain in full, force and effect.

(10)         Choice of Law.  Employee and Employer agree that all matters relative to the construction and interpretation of this Agreement and Release shall be construed and interpreted in accordance with the laws of the State of Delaware.

(11)         Revocation.  Employee represents and agrees that she has been provided a period of twenty-one (21) days to consider the terms of this Agreement and Release and has been advised that, once executed, this Agreement and Release may be revoked by Employee within seven (7) days of the date Employee signed this Agreement and Release.  Employee agrees that such revocation, if any, shall be provided in writing to Employer, no later than seven (7) days following the date Employee first signed this Agreement and Release, at the following address:

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Incyte Corporation

Experimental Station

Rt. 141 & Henry Clay Rd.

Building E336/204

Wilmington, DE  19880

Phone: [                   ]

Facsimile: [                 ]

Attn: Paula Swain, Human Resources

(12)         Effective Date.  This Agreement and Release shall not become effective or enforceable until the eighth (8th) day after execution by Employee (the “Effective Date”), provided that she has not earlier revoked this Release as provided in Paragraph eleven (11).

(13)         Confidential Information.  Regardless of whether Employee signs this Agreement and Release, she remains obligated to continue to comply with the Confidential Information and Invention Assignment Agreement which she executed as a condition of employment pursuant to the terms and conditions of her Offer Letter with Company, dated September 10, 2008.

(14)         Duty to Notify.  In the event Employee receives a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of confidential information which Employee created or acquired in the course of her employment (as defined in the Confidential Information and Invention Assignment Agreement referenced above in Paragraph 13), Employee must notify immediately the Company’s General Counsel by calling [             ].  Regardless of whether Employee is successful in reaching the Company’s General Counsel by telephone, Employee also must notify the Company’s General Counsel immediately in writing, via certified mail, at the following address:  Incyte Corporation, Experimental Station, Rt. 141 & Henry Clay Road, Building E336/226, Wilmington, DE 19880.  A copy of the request or demand as well as any and all documents potentially responsive to the request or demand shall be included with the written notification.  Employee shall wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making a disclosure or production to give the Company time to determine whether the disclosure or production involves confidential and/or proprietary information, in which event the Employer may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto.

(15)         Company Property and Documents.  Regardless of whether Employee signs this Agreement and Release, and as a condition of receiving the payments and other benefits set forth in Paragraph 1, Employee must return to Paula Swain, retaining no copies, (i) all Company property (including, but not limited to, office, desk or file cabinet keys, identification/key cards and parking passes, and equipment, such as computers and prints outs) and (ii) all Company documents (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes,

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memos, disks, DVDs, etc.)  Regardless of whether Employee signs this Agreement and Release, and as a condition of receiving the payments and other benefits set forth in Paragraph 1 above, Employee also must download all Employer-related electronically stored information (including but not limited to emails) from any personal computer and/or other storage devices or equipment or personal email accounts and  return all downloaded  material or otherwise electronically stored information and completely remove all such electronically stored information from the hard drive of such personal computer and/or all other storage devices or personal email accounts and, if requested, certify to Paula Swain that Employee has done so.

(16)         Statement of Non-Admission.  Nothing in this Agreement and Release is intended as or shall be construed as an admission or concession of liability or wrongdoing by Employer or any related of affiliated entity.  Rather, the proposed Agreement is being offered for the sole purpose of settling cooperatively and amicably any and all possible disputes between the parties.

/s/ Laurence V. Cronin		/s/ Patricia S. Andrews
Witness		Patricia S. Andrews

Date:	10/12/12

Incyte Corporation

Date:	10/15/12	By:	/s/ Paula J. Swain
Paula J. Swain
Executive Vice President, Human Resources

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